                                                                    EXHIBIT 99.1

                                                              [LAKEHEAD PIPELINE
                                                              LOGO APPEARS HERE]
NEWS
RELEASE

For Immediate Release
October 16, 1997                                                    LK97-08

LAKEHEAD PIPE LINE PARTNERS, L.P. REPORTS THIRD QUARTER FINANCIAL RESULTS AND CASH DISTRIBUTION

(Duluth, Minnesota, October 16, 1997)  Lakehead Pipe Line Partners L.P. (NYSE:
LHP) today reported third quarter net income of $19.4 million, or $0.76 per unit, compared with 1996 third quarter net income of $17.7 million, or $0.72 per unit. For the nine months ended September 30, 1997 net income was $56.3 million, or $2.22 per unit, compared with $30.6 million, or $1.23 per unit, for the same period last year. The first nine months of 1996 include the impact of provisions for prior years' rate refunds and interest recorded to reflect the retroactive aspects of the 1996 tariff rate agreement between the Partnership and customer representatives. Excluding these provisions, recalculated net income for the first nine months of 1996 was $53.7 million, or $2.18 per unit.

A cash distribution of $0.78 per unit was declared today for the quarter ended September 30, 1997, payable November 14, 1997 to unitholders of record November 6, 1997.

Deliveries for the third quarter increased to 1,527,000 barrels per day, 8% higher than the same period of 1996. Deliveries for the first nine months of 1997 averaged a record 1,496,000 barrels per day versus 1,421,000 barrels per day for the first nine months of 1996, an increase of 5%, or 75,000 barrels per day. This increase is primarily attributable to capacity added during the Partnership's 1996 System Expansion Program, combined with an increase in western Canadian crude oil production.

Operating revenue for the third quarter of 1997 increased $4.4 million, or 6% from third quarter 1996. Total operating expenses for the third quarter increased $3.0 million, or 7% over the corresponding period of 1996, primarily due to increased power costs.

Operating revenue for the nine months ended September 30, 1997 was $6.1 million, or 3% higher than the same period in 1996. Excluding provisions for prior years' rate refunds included in the 1996 amounts, operating expenses for the nine months ended September 30, 1997 were $5.0 million, or 4% higher than the same period in 1996, again primarily due to increased power cost.

Construction commenced October 1 on a portion of the new 450 mile pipeline from Superior, Wisconsin to Chicago, Illinois. Approximately 11 miles of 24-inch pipeline will be installed this fall at six major river crossings and selected other segments of the pipeline route. To date, expenditures of $57.1 million have been incurred on acquisition of materials and rights-of-way for the new line and other projects related to the 1997/1998 System Expansion Program. Construction of the remaining pipeline and related projects is expected to recommence in May 1998, with an anticipated in-service date of December 1998.

Lakehead Pipe Line Partners, L.P. owns the United States portion of the world's longest liquid petroleum pipeline. Lakehead Pipe Line Company, Inc., an indirect wholly-owned subsidiary of IPL Energy Inc. of Calgary, Alberta, holds an 18% interest in the Partnership and serves as General Partner. The Partnership's Class A Common Units are traded on the New York Stock Exchange under the symbol "LHP." IPL Energy Inc. common shares are traded on the Toronto and Montreal Stock exchanges under the symbol "IPL" and on the NASDAQ under the symbol "IPPIF."

Fore more information contact:
Ron Karlen, Investor Relations
Telephone:  (800) 525-3999
            (218) 725-0570
Facsimile:  (218) 725-0169
Internet:   Home Page - http://www.lakehead.com
            E-mail - rkarlen@cp.duluth.mn.us
                     -----------------------

                                    #  #  #

                       LAKEHEAD PIPE LINE PARTNERS, L.P.

                       CONSOLIDATED STATEMENT OF INCOME

--------------------------------------------------------------------------------
                                               Three months     Nine Months
                                                  ended            ended
                                               September 30,   September 30,
--------------------------------------------------------------------------------
(unaudited; dollars in millions, except        1997   1996     1997    1996
  per unit amounts
--------------------------------------------------------------------------------
Operating Revenue                              $72.3  $ 67.9   $207.9  $201.8
--------------------------------------------------------------------------------
Expenses
  Power                                         16.2    13.6     48.0    44.5
  Operating and administrative                  19.2    19.5     50.9    49.7
  Depreciation                                   9.8     9.1     29.3    29.0
  Provision for prior years' rate
    refunds/(1)/                                  --      --       --    20.1
--------------------------------------------------------------------------------
                                                45.2    42.2    128.2   143.3
--------------------------------------------------------------------------------
Operating Income                                27.1    25.7     79.7    58.5
Interest Income                                  2.0     2.5      7.1     7.1
Interest Expense                                (9.5)  (10.3)   (29.8)  (34.6)
Minority Interest                               (0.2)   (0.2)    (0.7)   (0.4)
--------------------------------------------------------------------------------
Net Income/(1)/                                $19.4  $ 17.7   $ 56.3  $ 30.6
================================================================================
Net Income Per Unit/(2)/                       $0.76  $ 0.72   $ 2.22  $ 1.23
================================================================================
Units Outstanding (millions)                      --      --     24.0    24.0
================================================================================
Recalculated Net Income/(3)/                      --      --       --  $ 53.7
================================================================================
Recalculated Net Income Per Unit/(3)/             --      --       --  $ 2.18
================================================================================

/1/ Net income for the first quarter of 1996 was restated to reflect the rate refunds and related interest accrued in response to the 1996 tariff rate agreement, which reduced net income by $23.0 million, or $0.95 per unit. As provided in the 1996 tariff rate agreement, refunds are being paid through a 10% reduction on current rates. This reduction will continue until all refunds have been made. Based on the $61.7 million remaining balance at September 30, 1997 and projected system deliveries, the 10% credit is expected to remain effective until some time during the third or fourth quarter of 1999. With the exception of interest that continues to accrue on the unpaid balance, all refunds due as a result of the agreement were accrued and reflected in net income prior to 1997.

/2/ Net income per unit is computed by dividing net income, after deduction of the General Partner's allocation, by the number of Class A and Class B Common units outstanding (24,002,750). Net income allocated to the General Partner for the three month and nine month periods ended September 30, 1997, was $1.2 million and $3.0 million respectively, as compared to $0.5 million and $1.1 million for the same periods last year. The increase was a result of the additional incentive income allocated to the General Partner due to the increases in cash distributions per unit.

/3/ The "recalculated" information includes the impact of the tariff rate agreement on the periods presented and excludes any amounts related to prior years.

                     OTHER FINANCIAL AND OPERATING HIGHLIGHTS
                       (Nine months ended September 30)

(unaudited; dollars in millions)                               1997     1996
--------------------------------------------------------------------------------
Cash Provided from Operating Activities                       $ 82.3   $104.9
Capital Expenditures                                          $ 79.5   $ 52.5
Cash Distributions to Partners                                $ 53.5   $ 47.1
Deliveries (thousands of barrels per day)                      1,496    1,421
Barrel miles (billions)                                          287      283
Average Haul (miles)                                             702      727
--------------------------------------------------------------------------------